FORM OF
                          INVESTMENT ADVISORY AGREEMENT

                  THIS AGREEMENT is made this 9th day of August, 1995 by and between AVALON CAPITAL, INC., a Maryland corporation (the "Company"), and HUTNER CAPITAL MANAGEMENT, INC., a New York corporation (the "Investment Adviser"), with respect to the following recital of facts:

                                 R E C I T A L

                  WHEREAS, the Company is registered as a closed-end, non-diversified management investment company under the Investment Company Act of 1940, as amended (the "1940 Act") and the rules and regulations promulgated thereunder; and

                  WHEREAS, the Investment Adviser is registered as an investment adviser under the Investment Advisers Act of 1940, as amended, and engages in the business of acting as an investment adviser; and

                  WHEREAS, the Company and the Investment Adviser desire to enter into an agreement to provide for the rendering of investment advisory services for the Company's assets on the terms and conditions hereinafter set forth.

                  NOW THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable considerations, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

                  1. Appointment of the Investment Adviser. The Investment Adviser shall manage the Company's affairs and shall

275495.1
supervise all aspects of the Company's operations, including the investment and reinvestment of cash, securities or other properties comprising the Company's assets, subject at all times to the policies and control of the Company's Board of Directors. The Investment Adviser shall give the Company the benefit of its best judgment, efforts and facilities in rendering its services as Investment Adviser.

                  2. Duties of the Investment Adviser. In carrying out its obligations under paragraph 1 hereof, the Investment Adviser shall:

                  (a) supervise and oversee all aspects of the Company's operations;

                  (b) provide the Company with certain executive, services as are deemed advisable by the Company's Board of Directors and that are not otherwise provided by Forum Financial Services, Inc. (the "Administrator");

                  (c) provide the Company with, or obtain for it, adequate office space and all necessary office equipment and services;

                  (d) obtain and evaluate pertinent information about significant developments and economic, statistical and financial data, domestic, foreign or otherwise, whether affecting the economy generally or the portfolio of the Company, and whether concerning the individual issuers whose securities are included in the Company's portfolio or the activities in which they engage, or with respect to securities which the Investment

                                       -2-
275495.1

Adviser considers desirable for inclusion in the Company's portfolio;
                  (e) determine what issuers and securities shall be represented in the Company's portfolio and regularly report them to the Company's Board of Directors;
                  (f) formulate and implement continuing programs for the purchases and sales of the securities of such issuers and regularly report thereon to the Company's Board of Directors;

                  (g) take, on behalf of the Company, all actions which appear necessary to carry into effect such purchase and sale programs and supervisory functions as aforesaid, including the placing of orders for the purchase and sale of portfolio securities, it being understood that the Company shall reimburse the Investment Adviser for the costs of such actions upon proper accounting; and
                  (h) it is understood that you may from time to time employ, subcontract with or otherwise associate yourself with, entirely at your expense, such persons as you believe to be particularly fitted to assist you in the execution of your duties hereunder.
                  3. Compliance with Applicable Requirements. In carrying out its obligations under this Agreement, the Investment Adviser shall at all times conform to:
                  (a) all applicable provisions of the 1940 Act and any rules and regulations adopted thereunder, as amended; and


                                       -3-
275495.1

                  (b) the provisions of the Registration Statement of the Company under the Securities Act of 1933 and the 1940 Act, as amended; and

                  (c) the provisions of the Articles of Incorporation of the
                      Company, as amended;

                  (d) the provisions of the By-Laws of the Company, as amended;
                      and

                  (e) any other applicable provisions of state and federal law.

                  4. Broker-Dealer Relationships. The Investment Adviser is responsible for decisions to buy and sell securities for the Company, broker-dealer selection, and negotiation of its brokerage commission rates. The Investment Adviser's primary consideration in effecting a security transaction will be execution at the most favorable price.

                  In selecting a broker-dealer to execute each particular transaction, the Investment Adviser will take the following into consideration: the best net price available; the reliability, integrity and financial condition of the broker-dealer; the size of and difficulty in executing the order; the value of the expected contribution of the broker-dealer to the investment performance of the Company on a continuing basis; and other factors such as the broker-dealer's ability to engage in transactions in shares of issuers which are typically not listed on an organized stock exchange. Accordingly, the price to the Company in any transaction may be less favorable than that available from another broker-dealer if the difference is reasonably justified by other aspects of the portfolio execution services offered. Subject to such policies as the Board of

                                       -4-
272495.1

Directors may determine, the Investment Adviser shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of its having caused the Company to pay a broker or dealer that provides brokerage and research services to the Investment Adviser an amount of commission for effecting a portfolio investment transaction in excess of the amount of commission another broker or dealer would have charged for effecting that transaction, if the Investment Adviser determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer, viewed in terms of either that particular transaction or the Investment Adviser's overall responsibilities with respect to the Company.
                  The Investment Adviser is further authorized to allocate the orders placed by it on behalf of the Company to such brokers and dealers who also provide research or statistical material, or other services to the Company or the Investment Adviser. Such allocations shall be in such amounts and proportions as the Investment Adviser shall determine and the Investment Adviser will report on said allocations regularly to the Board of Directors of the Company indicating the brokers to whom such allocations have been made and the basis therefor.

                  5. Control by Board of Directors. Any management or supervisory activities undertaken by the Investment Adviser pursuant to this Agreement, as well as any other activities

                                       -5-
272495.1
undertaken by the Investment Adviser on behalf of the Company pursuant thereto, shall at all times be subject to any directives of the Board of Directors of the Company.
                  6. Expenses. The expenses connected with the Company shall be allocable between the Company and the Investment Adviser as follows:
                  (a) The Investment Adviser shall furnish at its expense and without cost to the Company the services of a President, Secretary and one or more Vice Presidents of the Company, to the extent that such additional officers may be required by the Company for the proper conduct of its affairs;

                  (b) The Company shall pay or cause to be paid all expenses of the stock transfer or dividend agent or agents appointed by the Company;

                  (c) The Company assumes and shall pay or cause to be paid all other expenses of the Company, including, without limitation: the fees and expenses of the Investment Adviser under this Agreement and the fees and expenses of the Administrator pursuant to the Administrative Services Agreement; the charges and expenses of the registrar, any custodian or depositary appointed by the Company for the safekeeping of its cash, portfolio securities and other property, and any accounting agent appointed by the Company; brokers' commissions chargeable to the Company in connection with portfolio securities transactions to which the Company is a party; all taxes, including securities issuance and transfer taxes, and corporate

                                                      -6-
275495.1
fees payable by the Company to federal, state or other governmental agencies; the cost and expense of engraving or printing of stock certificates representing shares of the Company; all costs and expenses in connection with the registration and maintenance of registration of the Company and its shares with the Securities and Exchange Commission and various states and other jurisdictions (including filing fees and legal fees and disbursements of counsel); the costs and expenses in connection with the listing, and maintenance of such listing, of the Company's shares on any securities exchange; the costs and expenses of preparing (including typesetting) prospectuses (including supplements thereto) of the Company, proxy statements and reports to shareholders, and of printing and distributing such items to the Company's shareholders; all expenses of shareholders' and directors' meetings; fees and travel expenses of directors or members of any advisory board or committee; all expenses incident to the payment of any dividend, distribution, withdrawal or redemption, whether in shares or in cash; charges and expenses of any outside service used for pricing of the Company's shares; charges and expenses of legal counsel, including counsel to the directors of the Company who are not interested persons (as defined in the Investment Company Act of 1940, as amended) of the Company, and of independent accountants, in connection with any matter relating to the Company; membership dues of industry associations; interest payable on Company borrowings; postage; insurance premiums on property or personnel

                                       -7-
275495.1

(including officers and directors) of the Company which inure to its benefit; extraordinary expenses (including, but not limited to, legal claims and liabilities and litigation costs and any indemnification related thereto); and all other charges and costs of the Company's operation unless otherwise explicitly provided therein.

                  7. Delegation of Responsibilities. The Investment Adviser may, but should be under no duty to, perform services on behalf of the Company which are not required by this Agreement upon the request of the Company's Board of Directors. Such services will be performed on behalf of the Company and the Investment Adviser's charge in rendering such services may be billed monthly to the Company, subject to examination by the Company's independent accountants. Payment or assumption by the Investment Adviser of any Company expense that the Investment Adviser is not required to pay or assume under this Agreement shall not relieve the Investment Adviser of any of its obligations to the Company nor obligate the Investment Adviser to pay or assume any similar Company expense on any subsequent occasions.

                  8. Compensation. For the services to be rendered, the facilities furnished and the expenses assumed by the Investment Adviser, the Company shall pay to the Investment Adviser, on behalf of the Company, monthly compensation at the annual rate of 1.00% of the Company's average weekly net assets. Except as hereinafter set forth, compensation under this Agreement shall be

                                       -8-
275495.1
calculated and accrued weekly and the amounts of the weekly accruals shall be paid monthly. If this Agreement becomes effective subsequent to the first day of a month or shall terminate before the last day of a month, compensation for that part of the month in which this Agreement is in effect shall be prorated in a manner consistent with the calculation of the fees as set forth above.

                  9. Non-Exclusivity. The services of the Investment Adviser to the Company are not exclusive, and the Investment Adviser shall be free to render investment management and corporate administrative or other services to others (including other investment companies) and to engage in other activities, so long as its services under this Agreement are not impaired thereby. It is understood and agreed that officers and directors of the Investment Adviser may serve as officers or directors of the Company, and that officers or directors of the Company may serve as officers or directors of the Investment Adviser to the extent permitted by law; and that the officers and directors of the Investment Adviser are not prohibited from engaging in any other business activity or from rendering services to any other person, or from serving as partners, officers or directors of any other firm or corporation, including other investment companies.

                  10. Term and Approval. This Agreement shall become effective at the close of business on the date hereof and shall remain in force and effect for two years from the date hereof.

                                       -9-
275495.1

                  11. Renewal. Following the expiration of its initial two-year term, the Agreement shall continue in force and effect from year to year, provided that such continuance is specifically approved at least annually:

                  (a) (i) by the Company's Board of Directors or (ii) by the vote of a majority of the Company's outstanding voting securities (as defined in Section 2(a)(42) of the 1940 Act, as amended), and

                  (b) by the affirmative vote of a majority of the directors who are not parties to this Agreement or interested persons of a party to this Agreement (other than as Company directors), by votes cast in person at a meeting specifically called for such purpose.

                  12. Termination. This Agreement may be terminated at any time, without the payment of any penalty, by vote of the Company's Board of Directors or by vote of a majority of the Company's outstanding voting securities (as defined in Section 2(a)(42) of the 1940 Act, as amended), or by the Investment Adviser, on sixty (60) days' written notice to the other party. This Agreement shall automatically terminate in the event of its "assignment", as that term is defined in Section 2(a)(4) of the 1940 Act, as amended.

                  13. Liability of the Investment Adviser. In the absence of willful misfeasance, bad faith or gross negligence on the part of the Investment Adviser or its officers, directors or employees, or reckless disregard by the Investment Adviser of its duties under this Agreement, the Investment Adviser shall not be liable to the Company or to any shareholder of the Company for any act or omission in the course of, or connected with,

                                      -10-
275495.1
rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any security

                  14. Notices. Any notices under this Agreement shall be in writing, addressed and delivered or mailed postage paid to the other party at such address as such other party may designate for the receipt of such notice. Until further notice to the other party, it is agreed that the address of the Investment Adviser and that of the Company for this purpose shall be 14 Wall Street, New York, New York 10005-2133.

                  15. Questions of Interpretation. Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act, as amended, shall be resolved by reference to such term or provision of the 1940 Act and to interpretations thereof, if any, by the United States Courts or in the absence of any controlling decision of any such court, by rules, regulations or orders of the Securities and Exchange Commission issued pursuant to said Act. In addition, where the effect of a requirement of the 1940 Act, as amended, reflected in any provisions of this Agreement is revised by rule, regulation or order of the Securities and Exchange Commission, such provisions shall be deemed to incorporate the effect of such rule, regulation or order.


                                      -11-
275495.1

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in duplicate by their respective officers on the day and year first above written.

                                        AVALON CAPITAL, INC.

Attest:
                                        By:  /s/ Daniel E. Hutner

                                        Title:  President
/s/ Nancy Hutner


                                       HUTNER CAPITAL MANAGEMENT, INC.

Attest:
                                       By:  /s/ Daniel E. Hutner

                                       Title:  President
/s/ Nancy Hutner


                                      -12-
275495.1